QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accountant

        I consent to the reference to my firm under the caption "Experts" and to the use of my audited report dated February 28, 2005 on the consolidated financial statements of Wellbrook Properties, Inc. in the registration statement on Form S-11 and related prospectus of Wellbrook Properties, Inc. for the registration of 2,000,000 shares of its common stock (collectively, the "Registration Statement"). I also consent to my review report dated August 24, 2005 on the interim unaudited financial statements of Wellbrook Properties, Inc. in the Registration Statement.

                      /s/ Robert N. Clemons, CPA, PA

                      September 16, 2005

QuickLinks

Consent of Independent Registered Public Accountant